Exhibit 5.1

175 Ghent Road Fairlawn, OH 44333-3300 Tel: 330-869-4250 Fax: 330-869-4410 www.omnova.com

James C. LeMay

Senior VP Business Development;

General Counsel

October 2, 2009

The Board of Directors of

OMNOVA Solutions Inc.

175 Ghent Road

Fairlawn, Ohio 44333

Re:	OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan

Ladies and Gentlemen:

I am Senior Vice President, Business Development; General Counsel of OMNOVA Solutions Inc., an Ohio corporation (the “Company”) and as such I am familiar with the circumstances surrounding the administration of the OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan (the “Plan”). In my capacity as counsel, I or a member of my staff has examined the originals, or certified, conformed or reproduction copies of all related records, agreements, instruments and documents, and have reviewed such matters of law as I have deemed necessary for purposes of this opinion, and based thereupon I am of the opinion that the shares of the Company’s Common Stock, par value $0.10 per share, that may be issued pursuant to the Plan are duly authorized and will be, when issued in accordance with the Plan, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to any Registration Statement on Form S-8 filed by the Company to effect registration under the Securities Act of 1933 of the shares to be issued and sold pursuant to the Plan.

Very truly yours,

/s/ James C. LeMay
James C. LeMay